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                                                                   EXHIBIT 10.38


                          MULTEX CONTRIBUTOR AGREEMENT

This Contributor Agreement ("Agreement"), dated August 9, 2000 (the "Effective Date"), is between Multex.com. Inc., a Delaware corporation at 80 Broad Street, 31st Floor, New York, NY 10004 ("Multex") and Wall Street Strategies Corp. ("Contributor"; name/address at the end of this Agreement). Contributor produces commentary on the national financial markets and stock selections each business day in the PDF file format ("Research").

1. LICENSE. Contributor grants Multex a non-exclusive, royalty-free, worldwide license to receive, store, copy, display, sell, license, and distribute Contributor's Research to Multex clients and through third-party data providers (which may include companies such as Reuters and Bloomberg) to their clients (collectively "Clients"), in accordance with Section 8. Multex grants Contributor, for the term of this Agreement, a non-exclusive, royalty-free, worldwide license to use Multex's software (for automated or manual contribution) only in connection with the provision of Research to Multex.

1.1. CONTRIBUTION. Contributor shall provide its Research to Multex promptly upon creation and not later than it provides such Research to any other vendor or third party. Contributor shall make reasonable efforts to (i) create and append all necessary tags for the Research (with initial assistance from Multex) and (ii) contribute a short summary together with any contributed Research. Contributor shall have the right not to provide any Research, but only if Contributor does not contribute such Research to any direct competitor of Multex unless Contributor signs an agreement for private label or co-branded content.

1.2. UPDATES. Multex shall provide updates to its software to Contributor as it makes them generally available.

2. COSTS. Multex shall bear all costs relating to its software and the distribution of Research. Contributor shall bear all costs relating to the development, tagging (except software provided by Multex), and delivery of its Research to Multex.

3. TERMINATION. This Agreement becomes effective on the Effective Date for a 3-year term and automatically renews for additional 1-year terms unless written notice is given by either party 90 days before the end of any term.

3.1. BREACH. Either party shall have the right to terminate this Agreement for material breach by the other party if such breach is not cured within 30 days from receipt of a notice of breach from the other party. For breaches that cannot be cured within 30 days, if the breaching party has begun to cure within the 30-day period, the cure period shall be extended for such time as is reasonably necessary to cure the breach.

3.2. EFFECT OF TERMINATION. Upon termination or expiration of this Agreement, upon request, each party shall destroy or return the other's materials (including all of Multex's software, documentation, or other materials). However, Multex shall retain contributed Research to comply with relevant laws and regulations. Sections 4, 5, 6, 7, and 9 shall remain in effect and survive any expiration or termination of this Agreement.

4. CONFIDENTIALITY. In the parties' relationship under this Agreement, either party may receive or have access to Confidential Information (as defined below) of the other. Each party shall safeguard the confidential nature of the other's Confidential Information as it would its own Confidential Information, using at least reasonable care. Neither party may use, copy, or disclose any Confidential Information of the other, unless (i) necessary to perform its obligations under this Agreement or (ii) required by law or court order. "Confidential


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Information" shall mean all proprietary information disclosed by a party to the other and indicated as confidential. Confidential Information shall not include information that: (a) is known to the party receiving it as of the date of disclosure, other than by prior confidential disclosure; (b) is in the public domain, through no fault of the party receiving it; or (c) is independently developed by the party receiving it.

5. OWNERSHIP OF RESEARCH. As between the parties, the Research contributed to Multex by Contributor shall remain the sole property of Contributor. Multex shall not modify the content of Contributor's Research.

5.1. MULTEX SOFTWARE. As between the parties, the Multex software and all Multex materials shall remain the sole property of Multex. Contributor shall not modify, decompile, or reverse engineer the Multex software.

6. MULTEX WARRANTIES. Multex warrants that (i) its software and services do not infringe the proprietary rights of any third party and (ii) it has the right to grant to Contributor the rights granted herein.

6.1. CONTRIBUTOR WARRANTIES. Contributor warrants that (i) it owns and/or has the right, and is permitted under applicable laws and regulations, to distribute the Research it contributes to Multex and to grant to Multex the rights granted herein; (ii) it shall comply with applicable laws and regulations in providing Research; and (iii) the Research transmitted to Multex, the rights granted herein, and the exercise of such rights do not infringe the proprietary rights of any third party.

6.2. LIMITATIONS. EACH PARTY ACKNOWLEDGES THAT, OTHER THAN THE FOREGOING WARRANTIES, THE OTHER PARTY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY SOFTWARE, INFORMATION, OR SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. MULTEX'S SOFTWARE IS PROVIDED "AS-IS." MULTEX MAKES NO WARRANTY OR REPRESENTATION THAT ITS OPERATION SHALL BE UNINTERRUPTED OR ERROR FREE AND SHALL HAVE NO LIABILITY ARISING FROM INTERRUPTIONS IN OR ERRORS IN THE OPERATION OF THE SOFTWARE. MULTEX MAKES NO WARRANTY REGARDING AND SHALL HAVE NO LIABILITY ARISING FROM THE
DISPLAY OR DISTRIBUTION OF RESEARCH, THE ERRONEOUS DELIVERY OF RESEARCH OR INACCURACY, INVALIDITY, OR INCOMPLETENESS OF RESEARCH.

7. INDEMNITY. Each of the parties agrees to indemnify and hold harmless the other (including its affiliates, partners, officers, directors, employees, agents, and representatives) against any claims and/or liabilities of any nature, including reasonable attorney's fees, arising out of or relating to any breach of the warranties made by such party pursuant to Section 6 (Warranties) or breach of Section 4 (Confidentiality) (the breaching party being the "Indemnifying Party" and the other party being the "Indemnified Party"). The Indemnifying Party in its sole discretion may settle any such claim by substituting non-infringing products, software, or services for any infringing products, software or services. The Indemnifying Party shall not enter into any settlement or consent to any order that could adversely affect the validity or enforceability of the intellectual property of the other party without consent. An Indemnified Party shall give the Indemnifying Party (i) prompt written notice of the claim; (ii) the right to control and direct the defense and settlement of the claim; and (iii) reasonable assistance and information. The Indemnifying Party shall have no liability for damages to the extent that such damages result from the Indemnified Party's


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failure to comply with clause (i), (ii) or (iii) of the preceding sentence.

7.1. LIMITATIONS ON LIABILITY. Neither party shall have any liability other than as expressly set forth in Section 7. Each party's maximum total liability shall not exceed US$50,000, except for damages arising out of the Indemnifying Party's intentional misconduct, which shall not exceed US$ 1,000,000. Neither party shall be liable for any special, punitive, indirect, or consequential damages other than damages arising from (i) a breach of Section 4; (ii) third party claims for which a party is obligated to indemnify the other pursuant to Section 7; or (iii) its intentional misconduct. Notwithstanding the foregoing, each party shall be liable without limit for those claims and in jurisdiction where such unlimited liability is required by law.

8. DISTRIBUTION. Multex shall have the right to market, sell, and license Research, either directly or through third-party data providers, to any third party on the terms of this Section 8. Pricing of Research shall be determined at the sole discretion of the Contributor.

8.1. ROYALTY. Multex shall retain the first ******* of revenue received from distribution of Research. Thereafter, within 45 days of the end of each quarter, Multex shall pay Contributor a royalty of (i) **% of the revenues received by Multex for the license or sale of Contributor's Research on a demand basis and (ii) **% of revenues received by Multex for the sale of Contributor's Research on a subscription basis, in both cases net of any distribution fees Multex must pay. Multex shall provide a report showing sales and licensing of Contributor's Research, broken down by on demand and subscription sales, together with such payments.

8.2. REPORTS AND AUDITS. Multex shall prepare, at the end of each calendar year, at Contributor's written request, a reconciliation statement showing all royalties paid or payable for such year. Once per calendar year, Contributor's independent auditors may inspect Multex's books and records relating to such royalties, subject to an appropriate confidentiality agreement (which shall prohibit disclosure of Multex's Clients to Contributor).

9. MISCELLANEOUS

9.1. PUBLICITY. Each party may disclose the existence and nature of their relationship under this Agreement, except for the financial terms. Multex shall be permitted to display Contributor's name and logo in press releases, client lists (including lists in "tombstone" and similar advertisements), and annual and other reports.

9.2. INDEPENDENT PARTIES. Neither party is an employee, agent, co-venturer, or legal representative of the other for any purpose. The parties are independent contractors.

9.3. ASSIGNMENT. This Agreement shall not be assignable without the written consent of the other party, except to an affiliate of the assigning party or to the purchaser of the business to which it relates, so long as such affiliate or purchaser is not a direct competitor of the other party. Any other attempted assignment shall be void. This Agreement shall bind permitted successors and assigns.

9.4. SEVERABILITY. If any term or provision of this Agreement is held to be invalid or unenforceable, such term or provision shall be ineffective only to the extent of such invalidity or unenforceability and the remainder of this Agreement shall continue in full force and effect.

9.5. ENTIRE AGREEMENT, AMENDMENT, AND WAIVER. This Agreement contains the entire understanding and agreement between the parties. It supersedes any prior contribution agreements between the parties and also any prior "Reuters' Research Providers Agreement" between Contributor and Reuters. This Agreement may not be modified or amended except in a writing signed by both parties.

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* Subject to Request for Confidential Request

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9.6. NOTICES. All notices to be given shall be in writing delivered to the address set forth herein or sent by facsimile. The facsimile numbers are
212.607.2610 for Multex and (212) 514-9582 for Contributor. Notices shall be sent attention: General Counsel for Multex and attention JOSH EGGERT for Contributor. Notices shall be effective upon receipt.

9.7. Governing Law. New York law shall govern this Agreement without regard to its conflicts of law principles. The parties submit to the exclusive jurisdiction of state and Federal courts in New York County, New York for the resolution of any disputes arising under this Agreement. Each Party agrees waive any claim or defense involving improper venue, lack of personal jurisdiction, or forum non conveniens for any action brought in such court.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


MULTEX.COM, INC.                              WALL STREET STRATEGIES CORP.:


By: /s/ Jeffrey West                          By: /s/ Shawn D. Baldwin
    ---------------------------------             ------------------------------
Name:                                         Name: Shawn D. Baldwin
      -------------------------------               ----------------------------
Title:                                        Title: Chief Strategy Officer
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                                              Contributor's address and locality
                                               of incorporation:
                                              80 Broad Street, 31st Floor
                                              New York, NY  10004
                                              Nevada


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